Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-198581 and 333-201700) of our report dated December 22, 2017, relating to the consolidated financial statements of Good Times Restaurants Inc., appearing in this Annual Report (Form 10‑K) for the year ended September 26, 2017.

/s/ Moss Adams LLP

Denver, Colorado
December 22, 2017